Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SendGrid, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-221587) on Form S-8 of our report dated February 26, 2018, with respect to the balance sheets of SendGrid, Inc. as of December 31, 2017 and 2016, and the related statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2017, and related notes (collectively, the “financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of SendGrid, Inc.

KPMG LLP

Denver, Colorado

February 26, 2018